Exhibit 99.1

Rohm and Haas Company Authorizes Stock Repurchase;
Announces Restructuring Charge in the Fourth Quarter of 2004;
Reaffirms 2004 Sales and Earnings Guidance

Philadelphia, PA, December 7, 2004 — The Board of Directors of Rohm and Haas Company (NYSE:ROH) authorized the repurchase of up to $1 billion of its common stock through 2008, with the timing of the purchases depending on market conditions and other priorities for cash.

Commenting on the Board’s action, Raj L. Gupta, chairman and chief executive officer said, “This authorization is consistent with our overall strategy to use the healthy cash generated by our portfolio to increase shareholder value through higher dividends, debt retirement, strategic investments in our core technologies, and stock repurchase as appropriate.”

As part of on-going efforts to reduce costs and improve operating efficiencies, the company today approved a restructuring plan resulting in a pre-tax charge of approximately $18 million for cash severance and employee separation benefits affecting approximately 200 positions. This charge is associated with restructuring initiatives in the administrative function, as well as the Adhesives and Sealants, Electronic Materials and Coatings businesses. The restructurings will be substantially completed by September 2005 and are expected to result in annual cost savings of approximately $27 million pre-tax.

The company also noted that its full-year outlook remains consistent with its October 27, 2004 guidance, with 2004 sales growth expected to be in the 12 to 13 percent range, resulting in full-year sales of approximately $7.2 billion and full-year earnings in the range of $2.10 to $2.20 per share.

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This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 8, 2004.

Rohm and Haas is a Philadelphia-based specialty materials company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company expects annual sales in excess of $7 billion in 2004, and has significant operations in 27 countries. Additional information about Rohm and Haas can be found at www.rohmhaas.com.

CONTACTS:	Media Relations	Investor Relations
	Brian McPeak	Gary O’Brien
	Corporate Communications	Director, Investor Relations
	215-592-2741	215-592-3409
	Bmcpeak@rohmhaas.com	GOBrien@rohmhaas.com